Exhibit 99.1

Investor Contact	Media Contact
James Dwyer	Jim Beck
412-992-5450	412-315-2909
James.Dwyer@alcoa.com	Jim.Beck@alcoa.com

United Steelworkers at Five Alcoa U.S. Locations Ratify

New Labor Agreement

Pittsburgh, Sept. 20, 2019 - Alcoa Corporation (NYSE: AA), a global leader in bauxite, alumina and aluminum products, today announced that members of the United Steelworkers (USW) have ratified a new labor agreement, covering approximately 1,700 active employees at five U.S. locations.

The Company and the union leadership tentatively agreed on August 30 to the terms of the four-year contract, subject to ratification by the union’s members. The USW announced the outcome of that vote on Thursday, Sept. 19.

The new agreement, which is now in effect, covers employees represented by the USW at Warrick Operations in Indiana, Massena Operations in New York, Gum Springs in Arkansas, Wenatchee Works in Washington, and Point Comfort in Texas.

“We appreciate the contributions from our union employees at each of these locations,” said Leigh Ann Fisher,  Executive Vice President and Chief Administrative Officer. “We are pleased to have in place an agreement that will position our Company and employees for future success.”

Alcoa expects additional operating expenses only in the third quarter of 2019 of approximately $10 million (pre- and after-tax), or $0.05 per share, related to the ratification of the agreement.

Dissemination of Company Information

Alcoa Corporation intends to make future announcements regarding company developments and financial performance through its website, www.alcoa.com.

About Alcoa Corporation

Alcoa is a global industry leader in bauxite, alumina and aluminum products, built on a foundation of strong values and operating excellence dating back more than 130 years to the world-changing discovery that made aluminum an affordable and vital part of modern life. Since inventing the aluminum industry, and throughout our history, our talented Alcoans have followed on with breakthrough innovations and best practices that have led to efficiency, safety, sustainability and stronger communities wherever we operate. Visit us online on www.alcoa.com, follow @Alcoa on Twitter and on Facebook at www.facebook.com/Alcoa.

Forward-Looking Statements
The sessions may contain statements that relate to future events and expectations and as such constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include those containing such words as “anticipates,” “believes,” “could,” “estimates,” “expects,” “forecasts,” “intends,” “may,” “outlook,” “plans,” “projects,” “seeks,” “sees,” “should,” “targets,” “will,” “would,” or other words of similar meaning. All statements that reflect the Company’s expectations, assumptions or projections about the future, other than statements of historical fact, are forward-looking statements. Forward-looking statements are not guarantees of future performance and are subject to known and unknown risks, uncertainties, and changes in circumstances that are difficult to predict. Although the Company believes that the expectations reflected in any forward-looking statements are based on reasonable assumptions, it can give no assurance that these expectations will be attained and it is possible that actual results may differ materially from those indicated by these forward-looking statements due to a variety of risks and uncertainties. Additional information concerning factors that could cause actual results to differ materially from those projected in the forward-looking statements is contained in the Company’s filings with the U.S. Securities and Exchange Commission. The Company disclaims any obligation to update publicly any forward-looking statements, whether in response to new information, future events or otherwise, except as required by applicable law.